EXHIBIT 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of January 30, 2004, and is entered into by and between Wayne R. Inouye (“Employee”) and Gateway, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, the Company, Gateway Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Gateway Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Mr. Lap Shun Hui and EM Holdings, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), and all capitalized terms used and not otherwise defined herein shall have the meanings set forth for the same in the Merger Agreement;

WHEREAS, the Company desires to secure the exclusive services and employment of Employee on behalf of the Company, and Employee desires to be employed exclusively by the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.	Effective Date of Agreement

This Agreement shall be executed and delivered in connection with the execution of the Merger Agreement, and shall only become effective immediately after the Effective Time (the “Effective Date”).

2.	The Position

The Company hereby employs Employee as Chief Executive Officer (“CEO”) of the Company, and Employee accepts such exclusive employment as CEO for the “Term” of the employment specified and defined in Section 5 hereof.

3.	Duties

During his employment with the Company, Employee will serve the Company and its affiliates faithfully, diligently and to the best of his ability and will devote all or substantially all of his time, energy, experience and talents during regular business hours and as otherwise reasonably necessary to such employment, to the exclusion of all other business activities. Employee shall have the duties and authority commensurate with his position in public companies of similar size. During his employment with the Company, Employee shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him from time to time by the Board of Directors of the Company (the “Board”). It shall not be a violation of this Section for Employee to (i) manage his personal investments, (ii) be involved in charitable, civic, and professional activities, (iii) serve on for profit corporate boards or committees approved by the Board or the appropriate committee of the Board, or (iv) deliver lectures or fulfill speaking engagements, provided that the activities referred to in subparts (i) through (iv) do not interfere with the performance of Employee’s responsibilities as an employee of the Company or violate the Company’s written policies and procedures. In the event that the Board notifies Employee in writing that any such activity presents a conflict of interest with the Company (or the appearance thereof), or violates any of the Company’s written policies and procedures, Employee shall cease the activity as soon as reasonably practicable.

4.	Compensation & Vacation

(a) Employee shall be paid the following as compensation for all services to be rendered by Employee pursuant to this Agreement. During the Term of this Agreement, Employee shall receive an annual base salary (the “Base Salary”), payable in equal biweekly installments, according to the Company’s normal payroll practices, at an annual rate of Seven Hundred Twenty Thousand Dollars ($720,000.00), less all applicable federal, state and/or local taxes and all other authorized payroll deductions. Employee’s Base Salary will be subject to review and adjustments may be made to Employee’s Base Salary at any time based upon the Company’s review of Employee’s performance and/or the performance of the Company; provided, however, that in no event shall Employee’s Base Salary be less than the initial Base Salary set forth above.

(b) Employee will be entitled to four (4) weeks of paid vacation each year, in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

5.	Employment Period

Subject to the terms of this Agreement (including, without limitation, Section 9 hereof), the term (“Term”) ofthis Agreement shall commence on the Effective Date and shall continue for a period of forty-eight (48) months, after which time this Agreement and Employee’s employment shall terminate automatically; provided, however, that the Term may be extended by mutual agreement of the parties, which agreement must be in writing and signed by Employee and an officer of the Company duly authorized by the Company’s Compensation Committee to sign such agreement.

6.	Expenses

Employee shall be entitled to reimbursement of reasonable expenses incurred by Employee in the course of Employee’s duties, in accordance with applicable policies of the Company. Reimbursement of Employee’s expenses shall be administered and monitored by the Chief Financial Officer of the Company.

7.	Benefit Plans and Equity Compensation

(c) During the Term, Employee will be entitled to participate in all employee benefit plans and arrangements currently and hereafter maintained by the Company for, or otherwise available to, the Company’s executives including, without limitation, the Company’s group medical, dental, vision, disability and life insurance plan. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or practice.

(b) Pursuant to the Company 2003 Equity Incentive Plan (the “Plan”) or such other stock arrangement established by the Company, Employee shall be granted, effective upon his date of employment with the Company pursuant to this Agreement, an initial option to purchase a total of ten million (10,000,000) shares of Gateway common stock, with a per share exercise price equal to the fair market value of such stock at the time of grant, as determined in accordance with the terms of the Plan. Subject to Section 9, such option shall become vested in four (4) annual installments from the date of grant, as follows: (i) on the first anniversary of the date of grant, one million (1,000,000) shares shall vest, (ii) on the second anniversary of the date of grant, two million (2,000,000) shares shall vest, (iii) on the third anniversary of the date of grant, three million (3,000,000) shares shall vest, and (iv) on the fourth anniversary of the date of grant, four million (4,000,000) shares shall vest. Further grants of Company stock, if any, shall be subject to the express approval of the Board.

(c) Employee shall be eligible to receive from the Company a performance bonus (the “Bonus”) determined by the Company’s Compensation Committee, pursuant to the Company’s Management Incentive Plan (a.k.a the GR2 Plan) (the “Bonus Plan”), conditional upon meeting the performance goals and objectives established in accordance with the terms of the Bonus Plan as expressly approved by the Company’s Compensation Committee. Any Bonus earned shall be payable in full within forty-five (45) days following the determination of the amount thereof and in accordance with the Company’s normal payroll practices and procedures.

8.	Effect of Death or Disability

In the event of Employee’s death or Disability during the Term, this Agreement shall terminate effective as of the date of Employee’s death or, subject to any applicable federal or state disability or leave laws, Disability. For purposes of this Agreement, Employee shall be deemed to have a “Disability” if, for physical or mental reasons, Employee is, with or without reasonable accommodation, unable to perform the essential functions of his job duties for a period of not less than ninety (90) calendar days during any twelve-month period, and is entitled to disability benefits under the Company’s then-existing long-term disability plan. In the event of Employee’s death during the Term, the legal representative of Employee’s estate shall be entitled to the payment of any amount of unpaid Base Salary accrued through the date of Employee’s death and full vesting and exercisability of all stock options granted by the Company to Employee. Except as set forth in the preceding sentence, in the event of Employee’s death during the Term, the Company shall have no further obligation hereunder to Employee or the legal representative of Employee’s estate other than in connection with any accrued or vested benefits under any Company-sponsored benefits, incentive or equity based plan or arrangement. In the event of Employee’s Disability during the Term, Employee shall be entitled to the payment of any amount of unpaid Base Salary accrued through the date of Employee’s Disability and full vesting and exercisability of all stock options granted by the Company to Employee. Except as set forth in the preceding sentence, in the event of Employee’s Disability during the Term, the Company shall have no further obligation hereunder to Employee other than in connection with any accrued or vested benefits under any Company-sponsored benefits, incentive or equity based plan or arrangement.

9.	Termination of Employment and Severance

(a) General

(i) Termination by the Company for Cause or by Employee other than for Good Reason. At any time prior to the expiration of the Term of this Agreement, the Company may terminate Employee’s employment under this Agreement for “Cause” (as hereinafter defined), or Employee may terminate his employment with the Company other than for “Good Reason” (as hereinafter defined), after which Employee shall be entitled to the payment of any amount of unpaid Base Salary accrued through such termination date. Further, any unvested stock options held by Employee as of the date of termination shall immediately be forfeited by him. Except as set forth in this Section 9(a)(i), the Company shall have no further obligation hereunder to Employee other than in connection with any accrued or vested benefits under any Company-sponsored benefits, incentive or equity based plan or arrangement.

(ii) Termination by Employee for Good Reason or by the Company other than for Death, Disability or Cause. At any time prior to the expiration of the Term of this Agreement, if Employee’s employment is terminated by Employee for Good Reason, or by the Company for any reason other than Employee’s death, Disability or for Cause, Employee shall be entitled to the following payments (less all applicable federal, state and/or local taxes and all other authorized payroll deductions): (A) payment of any amount of unpaid Base Salary accrued through the termination date; and (B) provided that Employee complies with the notice requirements of this Section and signs and returns to the Company a Severance Agreement and General Release of All Claims that is acceptable (in form and substance) to the Company, severance compensation in an amount that is the equivalent of twelve (12) months of the Base Salary in effect at the time of the termination of employment, payable in a lump sum within fifteen (15) days of such termination, and a prorated share of the Bonus payable with respect to the quarter during which such termination occurred pursuant to Section 7(c) hereof, as determined by the Compensation Committee, payable in accordance with the Company’s normal practice regarding payment of a Bonus. Further, any unvested stock options held by Employee as of the date of termination shall become fully vested and exercisable. Except as set forth in this Section 9(a)(ii), the Company shall have no further obligation hereunder to Employee other than in connection with any accrued or vested benefits under any Company-sponsored benefits, incentive or equity based plan or arrangement.

(iii) Termination following a Change of Control of the Company. At any time prior to the expiration of the Term of this Agreement, if upon or within twelve (12) months following a Change of Control of the Company, Employee’s employment is terminated by Employee for Good Reason, or by the Company for any reason other than Employee’s death, Disability or for Cause, Employee shall be entitled to the following payments and benefits (less all applicable federal, state and/or local taxes and all other authorized payroll deductions): (A) payment of any amount of unpaid Base Salary accrued through the termination date; and (B) provided that Employee complies with the notice requirements of this Section and signs and returns to the Company a Severance Agreement and General Release of All Claims that is acceptable (in form and substance) to the Company, (x) full vesting and exercisability of all stock options granted by the Company to Employee, (iv) (y)

severance compensation of one times Employee’s Base Salary, payable in a lump sum within fifteen (15) days of such termination, and (z) a prorated share of the Bonus payable with respect to the quarter during which such termination occurred pursuant to Section 7(c) hereof, as determined by the Compensation Committee, payable in accordance with the Company’s normal practice regarding payment of a Bonus. If approved by the Company’s Compensation Committee prior to or within ten (10) days following the Effective Date, the benefits payable under this Section 9(a)(iii) shall be subject to the excise tax gross-up payment, if any, in accordance with the provisions set forth in Appendix A to the Agreement.

Except as set forth in this Section 9(a)(iii), the Company shall have no further obligation to Employee other than in connection with any accrued or vested benefits under any Company-sponsored benefits, incentive or equity based plan or arrangement.

(iv) Continuation of certain benefits upon any termination of employment. The Company shall maintain in full force and effect, for the continued benefit of Employee and his spouse for thirty-six (36) months following the date of any termination of Employee’s employment (whether by Employee or the Company), all employee health insurance plans and programs in which Employee was entitled to participate immediately prior to the date of termination, provided that Employee’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Employee’s participation in any such plan or program is barred, the Company shall arrange to provide Employee with benefits substantially similar to those which Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. Employee acknowledges and agrees that all such arrangements shall be in full satisfaction of the Company’s obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(v) Notice. Employee may terminate his employment with the Company, whether for Good Reason or not, only by giving the Company ten (10) business days’ advance notice in writing, in accordance with the notice provisions of this Agreement.

(b) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Cause” shall mean any of the following: (A) Employee’s engaging in (1) any material acts of fraud, theft, embezzlement, or (2) any other acts or omissions that would constitute violations of any applicable securities law, the Foreign Corrupt Practices Act, or any similar law, ordinance, rule, regulation, decree or order of any Governmental Entity, that cause or result in material harm or injury to the Company and its affiliates taken as a whole; (B) the Company having four (4) consecutive quarters of negative EBITDA at any time after the 2005 calendar year; (C) Employee’s willful misconduct in connection with his responsibilities as an employee, director, or other representative of the Company; (D) Employee’s unreasonable neglect or refusal to perform some or all of the material duties assigned to him pursuant to this Agreement and/or otherwise appropriate to Employee’s position; (E) Employee’s conviction for any felony, including any plea of guilty or nolo contendere or placement in a pretrial diversion program; and/or (F) Employee’s material breach of any of the terms of this Agreement or any other agreement that he now has or later has with the Company and/or any of its affiliates. Employee shall receive prior written notice setting forth the Company’s intention to terminate his employment for Cause, a description of the events that give rise to such Cause, a reasonable opportunity to discuss the issue of his termination for Cause with the Board or a Committee thereof appointed for such purpose, with his counsel present, and a reasonable opportunity to cure the matters constituting Cause (but only if such matters are capable of being cured).

(ii) “Change of Control of the Company” shall mean the following:

(1)	Any Person is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company’s then outstanding securities that is at least equal to the greater of (x) 30% and (y) the percentage of such combined voting power then owned by Theodore Waitt and his affiliates and associates; or

(2)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)	There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company’s then outstanding securities that is at least equal to the greater of (x) 30% and (y) the percentage of such combined voting power then owned by Theodore Waitt and his affiliates and associates; or

(4)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(iii) “Good Reason” shall mean Employee gives notice of his voluntary resignation of his employment after the occurrence of any of the following, without Employee’s written consent: (A) a material reduction of Employee’s duties, position or responsibilities as CEO relative to Employee’s duties, position, or responsibilities as CEO in effect immediately prior to such reduction including by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of a company remains as such following a change of control of the Company but is not made the Chief Executive Officer of the acquiring company); (B) a material breach of this Agreement by the Company; (C) a material reduction in Employee’s Base Salary; (D) the failure to be nominated for re-election to the Board or (E) the Company requires Employee to be based (excluding regular travel responsibility) at any office or location more than 50 miles from the principal office of the Company at the Effective Date.

(c) The payments to Employee by the Company set forth in this Section 9 shall constitute the exclusive remedy of Employee with respect to any claim for termination of the employment of Employee or breach of this Agreement or any other claim of any nature which Employee may have or assert against the Company and/or any of its affiliates and/or each of their present and former members, directors, officers, employees, trustees, agents, attorneys, insurers, parent corporations, subsidiaries, divisions, related and affiliated companies and entities, shareholders, representatives, predecessors, successors and assigns, and each and all of them.

10.	Exclusive Services, Non-Solicitation and Non-Disclosure of Confidential Information

(a) Employee agrees that, during the Term of this Agreement and for a period of one (1) year immediately following the termination of Employee’s employment with the Company, Employee shall not, either directly or indirectly, make known to any person, firm, corporation or other legal entity the names or addresses of any of the prospective (to Employee’s knowledge) or current customers, clients, lenders, suppliers, service providers, manufacturers, employees, agents, representatives, and/or shareholders of the Company or any of its affiliates (hereinafter collectively referred to as “Business Contacts”) or any other information pertaining to them. Employee further agrees that, for a period of one (1) year immediately following the end of Employee’s employment with the Company, Employee shall not, either directly or indirectly, solicit (to the extent that such solicitation in any way relates to or arises out of the provision—whether proposed or actual or otherwise—of products and/or services similar in kind or purpose to those provided or expected to be provided by the Company and/or any of its affiliates), divert, take away, or attempt to solicit, divert, or take away any prospective (to Employee’s knowledge) or current Business Contacts or any persons or legal entities that were prospective (to Employee’s knowledge) or current Business Contacts at any point during Employee’s term of employment with the Company, either for Employee or for any other person, firm, corporation, or other legal entity. Nor shall Employee during the same period contact or attempt to contact any prospective (to Employee’s knowledge) or current Business Contacts for any reason in any way relating to or arising out of the provision (whether proposed or actual or otherwise) of products and/or services similar in kind or purpose to those provided or expected to be provided by the Company and/or any of its affiliates, other than ordinary course contact by Employee as a consumer.

(b) Employee agrees that, during the Term of this Agreement and for a period of one (1) year immediately following the termination of Employee’s employment with the Company, Employee shall not disrupt, damage, impair or interfere with the business of the Company and/or any of its affiliates, whether by way of interfering with or raiding their employees, disrupting their relationships with any prospective (to Employee’s knowledge) or current Business Contacts, or otherwise. Nor shall Employee during the same period either directly or indirectly solicit, induce, recruit, or encourage to leave the employment of the Company and/or any of its affiliates for any reason and/or to perform work for a competitor of the Company and/or any of its affiliates (as an employee, independent contractor, or otherwise) (such conduct is collectively referred to as “solicitation”) any person who is then employed by the Company and/or any of its affiliates or who left the employ of the Company and/or any of its affiliates less than one (1) year prior to the solicitation. Nothing in this Subsection (b) shall prevent Employee from hiring any such person (i) who contacts Employee on his or her own initiative without any direct or indirect solicitation by or encouragement from Employee, (ii) as a result of placing general advertisements in trade journals, newspapers or similar publications which are not directed at the Company, eMachines or their respective affiliates or employees, or (iii) as a result of the efforts of executive recruiters who contact such person on their own initiative without any encouragement from or on behalf of Employee relating to the Company, eMachines or their respective affiliates or employees.

(c) During the Term of this Agreement, and for so long as Employee is otherwise employed by the Company, Employee shall not, anywhere in the Business Area (as defined below), directly or indirectly, (i) engage in the design, manufacture, distribution and repair of personal computers (the “Business”) for Employee’s own account; (ii) enter the employ of, or render any services to a Competing Business (as defined below); or (iii) become interested in any Competing Business in any capacity, including as an individual, partner, stockholder, member, officer, director, principal, agent, trustee or consultant; provided, however, Employee may own, directly or indirectly, solely as a passive investment, up to, but not more than, one percent (1%) of any class of securities of any Competing Business (but without otherwise participating in the activities of such Person) if such securities are listed on a national securities exchange or have been registered under Section

12(g) of the Securities Exchange Act of 1934. As used herein, “Business Area” shall mean all of the United States, Canada and all other parts of the world in which the Company is conducting its Business as of the date hereof and has conducted its Business within the twelve (12) months preceding the date hereof. As used herein, “Competing Business” means a Person or division of such Person whose principal business is the Business, but specifically excluding any retailer or division of any retailer.

(d) Employee acknowledges that, in his employment hereunder, he will occupy a position of trust and confidence with the Company and/or its affiliates. Employee agrees that Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee’s unauthorized disclosure, use, disclose or disseminate any trade secrets, confidential information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company and/or any of its affiliates, or their respective businesses, contracts, projects, proposed projects, revenues, costs, operations, methods or procedures. Employee acknowledges that said information is specialized, unique in nature and of great value to the Company and/or its affiliates, and that such information gives the Company and/or its affiliates a competitive advantage in their businesses.

(e) For the duration of his employment and after any termination of employment, Employee shall not, without the prior written consent of the Company, communicate to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform Employee’s duties hereunder, any trade secrets, confidential information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company and/or its affiliates and/or their businesses, or any other information referred to in subsection (d) of this Section 10, obtained by Employee during Employee’s employment by the Company that is not generally available public knowledge (other than by acts or omissions by Employee in violation of this Agreement).

(f) Employee acknowledges and agrees that (a) the trade secrets and confidential and related information referred to in this Agreement and (b) the relationships with the Business Contacts referenced in this Agreement each are of substantial value to the Company and/or its affiliates and that a breach of any of the terms and conditions of this Agreement relating to those subjects would cause irreparable harm to the Company and/or its affiliates, for which the Company and/or its affiliates would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company and/or any of its affiliates under this Agreement or otherwise, the Company and/or its affiliates shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief to specifically enforce Employee’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages. Furthermore, Employee agrees that any damages suffered by the Company and/or its affiliates as a result of Employee’s breach of Employee’s duties and obligations under this Agreement shall entitle the Company and/or its affiliates to offset such damages against any payments to be made pursuant to this Agreement, to the extent permitted by applicable law.

(g) Employee and the Company intend that: (i) this Section 10 concerning (among other things) the exclusive services of Employee to the Company and/or its affiliates shall be construed as a series of separate covenants; (ii) if any portion of the restrictions set forth in this Section 10 should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) Employee declares that the territorial and time limitations set forth in this Section 10 are reasonable and properly required for the adequate protection of the business of the Company and/or its affiliates. In the event that any such territorial or time limitation is deemed to be unreasonable by an arbitrator or a court of competent jurisdiction, Employee agrees to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed reasonable.

(h) All of the provisions of this Section 10 are in addition to any other written agreements on the subjects covered herein that Employee may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

11.	Return of Company Property

Employee agrees, upon the termination of his employment with the Company, to return all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its affiliates, and any and all business dealings of said persons and entities. In addition, Employee shall return to the Company all property or equipment that Employee has been issued during the course of Employee’s employment or which Employee otherwise currently possesses, including, but not limited to, any computers, cellular phones, Palm Pilots and/or pagers. Employee shall immediately deliver to the Company any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files, materials, property and equipment that are in Employee’s possession. Employee acknowledges that Employee is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company and/or its affiliates. Employee further agrees that Employee will immediately forward to Employee any business information regarding the Company and/or any of its affiliates that has been or is inadvertently directed to Employee following Employee’s last day of employment with the Company. The provisions of this Section are in addition to any other written agreements on this subject that Employee may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

12.	All Developments the Property of the Company

All confidential, proprietary or other trade secret information, all work performed, and all other ideas, discoveries, inventions, designs, processes, methods and improvements, conceived, developed, or otherwise made by Employee, during his employment with the Company, alone or with others, and in any way relating to the Company’s and/or any of its affiliates’ present or planned businesses or products, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice during the period of Employee’s employment with the Company (“Developments”) shall be the sole property of the Company, provided, however, that the foregoing shall not apply to any invention made by Employee that was developed entirely on Employee’s own time during the period of his employment with the Company, without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s and/or any of its affiliates’ businesses, or actual or demonstrably anticipated research or development of the Company and/or its affiliates; or (ii) result from any work performed by Employee for the Company, as provided in California Labor Code section 2870. Employee agrees to advise the Company promptly in writing of any inventions that Employee believes meet the preceding criteria. Employee understands that Company will keep in confidence and will not disclose to third parties without Employee’s consent any confidential information disclosed in writing to Company relating to inventions that meet the criteria set forth herein. Employee further agrees to disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request. Employee agrees to, and hereby does assign to the Company all of Employee’s right, title and interest throughout the world in and to all Developments. Employee agrees that each of the Developments shall constitute a “work made for hire,” as defined in 17 U.S.C. § 101, and hereby irrevocably assigns to the Company all copyrights, patents and any other proprietary rights Employee may have in any Developments without any obligation on the part of the Company to pay royalties or any other consideration to Employee in respect of such Developments. Employee hereby grants to the Company an irrevocable power of attorney to perform any and all acts and execute any and all documents and instruments on behalf of Employee as the Company may deem appropriate in order to perfect or enforce the rights defined in this Section. Employee agrees to assist the Company (without charge, but at no cost to Employee) to obtain and maintain for itself such rights. The provisions of this Section are in addition to any other written agreements on this subject that Employee may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

13.	Survival of Provisions

The rights and obligations contained in Sections 7 through 26, inclusive, of this Agreement shall survive the termination or expiration of this Agreement or of Employee’s employment with the Company, and shall be fully enforceable thereafter. Further, all other rights and obligations of the parties hereto, other than those applicable by their express terms only during the Term of this Agreement, shall survive any termination or expiration of this Agreement or of Employee’s employment with the Company, and shall be fully enforceable thereafter.

14.	Cooperation in Third-Party Disputes

Employee shall cooperate with the Company and/or its affiliates and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company and/or any of its affiliates by any third party. Employee’s duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company’s and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee’s knowledge of the matters at issue and recollection of events; (b) matters at issue;

appearing at the Company’s and/or its affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to Employee that does not conflict with the needs or requirements of Employee’s then-current employer) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Employee’s knowledge of the and (c) signing at the Company’s and/or its affiliates’ and/or their Attorneys’ request declarations or affidavits that truthfully state the matters of which Employee has knowledge. The Company shall promptly reimburse Employee for Employee’s actual and reasonable travel or other out-of-pocket expenses that Employee may incur in cooperating with the Company and/or its affiliates and/or their Attorneys pursuant to this Section. The provisions of this Section are in addition to any other written agreements on this subject that Employee may have with the Company and/or its affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

15.	Non-Disparagement of the Company

During Employee’s employment with the Company and at all times thereafter, Employee agrees not to make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal, direct or indirect communications that are or could be harmful to or reflect negatively on the Company and/or any of its affiliates and/or their businesses, or that are otherwise disparaging of the Company and/or any of its affiliates and/or their businesses, or any of their past, present or future officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. The provisions of this Section are in addition to any other written agreements on this subject that Employee may have with the Company and/or any of its affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

16.	Withholding Obligations

The Company shall make such deductions and withhold such amounts from each payment made to Employee hereunder as may be required from time to time by law, governmental regulation and/or order.

17.	Successor in Interest

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets. Neither this Agreement nor any of the rights or benefits hereunder may be assigned by either party hereto, except to any such aforementioned successor, purchaser, or assignee of the Company. Employee may not assign any of his obligations or duties under this Agreement.

18.	Invalid Provision

The parties understand and agree that if any provision of this Agreement shall, for any reason, be adjudged by any court or arbitrator of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

19.	Arbitration of Disputes

Except as is necessary for Employee and the Company to preserve their respective rights under this Agreement by seeking necessary equitable relief (including, but not limited to, the Company’s rights under Section 10 of this Agreement) from a court of competent jurisdiction, the Company and Employee agree that any and all disputes based upon, relating to or arising out of this Agreement, Employee’s employment relationship with the Company and/or the termination of that relationship, and/or any other dispute by and between the Company and Employee, including any and all claims Employee may at any time attempt to assert against the Company, shall be submitted to binding arbitration in California, pursuant to the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (the “Rules”), provided that the arbitrator shall allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses, and otherwise in accordance with California Code of Civil Procedure § 1283.05, and provided further that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitrator shall be a retired judge of the California Superior Court, California Court of Appeal, or United States District Court, to be mutually agreed upon by the parties. If, however, the parties are unable to agree upon an arbitrator, then an arbitrator who is a retired judge of the California Superior Court, California Court of Appeal, or United States District Court, shall be selected by AAA in accordance with the Rules. The Company and Employee further agree that each party shall pay its own costs and attorneys’ fees, if any; provided, however, that if either party prevails on a statutory claim which affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law. In any event, the Company shall pay any expenses that Employee would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including the arbitrator’s fee, any administrative fee and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced. The Company and Employee further agree that any hearing must be transcribed by a certified shorthand reporter, and that the arbitrator shall issue a written decision and award supported by essential findings of fact and conclusions of law in order to facilitate judicial review. Said award and decision shall be issued within thirty (30) days of the completion of the arbitration. Judgment in a court of competent jurisdiction may be had on said decision and award of the arbitrator. For these purposes, the parties agree to submit to the jurisdiction of the state and federal courts located in Los Angeles, California.

20.	Governing Laws

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws rules.

21.	Headings

Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

22.	Interpretation

Employee understands that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

23.	Notice

Any and all notice given hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, or electronic or digital transmission method, upon receipt of telephonic or electronic confirmation; the day after the notice is sent, if sent for next day delivery to a domestic address using a generally recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent as follows:

If to the Company:	Gateway, Inc.
14303 Gateway Place
Poway, CA 92064
Attention: General Counsel
Telephone: (858) 848-3401
Facsimile: (858) 848-3805

If to Employee:	Mr. Wayne R. Inouye
5 Marquette Way
Coto de Caza, CA 92679
Telephone: (949) 766-0075
Facsimile: (949) 766-0076

Either party may change its address and/or facsimile number for notice purposes by duly giving notice to the other party pursuant to this Section.

24.	Entire Agreement; Amendment

This Agreement represents the entire agreement and understanding between the parties and, except as expressly stated in this Agreement, supersedes any prior agreement, understanding or negotiations respecting such subject. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Employee and a duly authorized director of the Company.

25.	Waiver

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

26.	Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which copies shall constitute an original. A facsimile signature shall be deemed to be the same as an original signature.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement on the day and year first written above.

Employee

/s/ Wayne R. Inouye
Wayne R. Inouye

Gateway, Inc. a Delaware corporation

By:	/s/ Theodore W. Waitt

Chief Executive Officer

Its:

Inouye Employment Agreement—Signature Page

Appendix “A”

1.	Anything in this Agreement to the contrary notwithstanding, if it shall be determined that upon or following a Change of Control pursuant to this Appendix, that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive: (i) an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Employee’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

2.	All determinations required to be made under this Appendix, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be designated by the Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Appendix, shall be paid by the Company to the Employee within ten (10) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to This Appendix and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

3.	The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

a) give the Company any information reasonably requested by the Company relating to such claim,

b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

c) cooperate with the Company in good faith in order to effectively contest such claim, and

d) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Appendix, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Servicer any other taxing authority. To the extent the foregoing would be in violation of the Sarbanes-Oxley Act of 2002 or any successor law thereto, the Employee shall have no obligation to repay any amount advanced to him under this Appendix.

4.	If, after the receipt by the Employee of an amount advanced by the Company pursuant to this Appendix, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of this Appendix) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to this Appendix, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.